EXHIBIT 99.3 -- Report of Management

						Irwin Home Equity
						12677 Alcosta Blvd
						Suite 500
						San Ramon, CA 94583-4427
						925.277.2001
						925.277.0481 Fax
				Exhibit I

						[Irwin Home Equity logo]


		Managements Assertion Concerning Compliance
		   with USAP Minimum Servicing Standards

As of and for the year ended December 31,2004, Irwin Home Equity, a majority owned subsidiary of Irwin Union Bank and Trust Company have complied in all material respects with the minimum servicing standards as set forth in the Mortgage Bankers Association of Americas Uniform Single Attestation Program for Mortgage Bankers (USAP).

As of and for this same period the Company had in effect a fidelity bond and errors and omissions policy in the amounts of $34,000,000 and $20,000,000 respectively.

/s/ Daniel H. Kuster     2/28/2005
Dan Kuster
Vice President, Finance

/s/ Jocelyn Martin Leano     3/1/2005
Jocelyn Martin-Leano
Executive Vice President - Operations